Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2024, relating to the financial statements of Mynd.ai, Inc.,appearing in the Annual Report on Form 20-F of Mynd.ai, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Seattle, Washington, USA

April 2, 2024